SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT ("Agreement") is made effective this 13 day of June, 2008, by and between XsunX, Inc., a Colorado Corporation (“XsunX”) and Sencera, LLC, a North Carolina Limited Liability Company (“Sencera”). XsunX and Sencera are herein referred to individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, effective on or about January 1, 2007, the Parties entered into a Technology Development and License Agreement (“Technology Agreement”) and a Loan Agreement (“Loan Agreement”) and Sencera executed a Promissory Note in favor of XsunX in the principal sum of $1,500,000.00 bearing interest at the rate of 10% per annum (“Note”) all pertaining to that certain project identified in the Technology Agreement (“Project);

WHEREAS, certain disputes have arisen between the Parties in regard to the Project and the above agreements and instruments;

WHEREAS, it is the intent of the Parties hereto, subject to the terms and conditions set forth in this Agreement, and upon payment of all principal and interest under the Note by Sencera to XsunX, to settle and release all claims between the Parties in regard to the Project and the above agreements and instruments.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.

TERMS OF SETTLEMENT

1.1. Payment of Note. Sencera shall, in exchange for the mutual releases set forth herein below, and subject to the terms and conditions of this Agreement, pay to XsunX the sum of $1,673,251.05 representing the entire principal balance due under the Note plus interest accrued through June 6, 2008. The above amount shall be payable in full in cash or cash equivalent pursuant to immediately available funds ("Settlement Amount").

1.2. Termination of Instruments. Upon receipt of the Settlement Amount in full in cash or cash equivalent pursuant to immediately available funds, the Technology Agreement, Loan Agreement, and Note shall be terminated and all obligations of the Parties thereunder shall be deemed fully performed and discharged and all sums shall be deemed paid under the Note and XsunX shall deliver to Sencera the original executed Note marked “Paid and Satisfied in Full” and signed by a duly authorized officer of XsunX; provided, however that the confidentiality provisions of sections 1.2 and 8 of the Technology Agreement shall survive as contemplated in the Technology Agreement.

1.3. Termination of Intellectual Property Rights. Upon receipt of the Settlement Amount in full in cash or cash equivalent pursuant to immediately available funds, all rights, if any, of XsunX in or to the intellectual property of Sencera under the Technology Agreement shall be terminated. Concurrently, and subject to the representations, terms and conditions of this Agreement, all rights, if any, of Sencera in or to the intellectual property of XsunX under the Technology Agreement shall be terminated.

1.4. Project. The Parties acknowledge that Sencera has provided to XsunX the written documents and reports in regard to the Project or otherwise under the Technology Agreement as listed in Exhibit “A” attached hereto and XsunX has provided to Sencera the written documents and reports in regard to the Project or otherwise under the Technology Agreement as listed in Exhibit “B” attached hereto. Each Party represents to the other Party that the representing Party has not intentionally misrepresented any material facts relating to the Project contained in the written documents and reports provided by the representing Party. Neither Party accepts or admits the truthfulness or accuracy of the assertions made in the documents listed in the other Party’s Exhibit. XsunX acknowledges that Sencera has disclosed to XsunX that pages 9 and 10 of Report 1 dated February 6, 2007 sent by Sencera to XsunX contain conflicting information of chamber cost estimates and Sencera has disclosed to XsunX that this was not intentional and that Sencera thinks the estimates on page 10 are more accurate. XsunX further acknowledges that Sencera has stated to XsunX that Sencera has produced a licensed process to satisfy Phase II of the Technology Agreement notwithstanding a prior letter by Sencera that was inconsistent with this representation. XsunX agrees that neither of these discrepancies shall be a basis for a breach of this Agreement or for a claim that the other provisions of this Agreement are not effective. Sencera acknowledges that XsunX is not agreeing hereby that Sencera has produced a licensed process to satisfy Phase II. Each Party further represents to the other Party that the representing Party has had the opportunity to conduct, and has conducted, such investigations and due diligence relating to the other Party and the Project as the representing Party deems appropriate prior to entering into this Agreement. The Parties agree that the documents listed in Exhibits “A” and “B” are confidential information under Sections 1.2 and 8 of the Technology Agreement and are subject to the terms thereof which survive the execution of this Agreement and the termination of the remainder of the Technology Agreement. The Parties expressly acknowledge that disclosure is required by XsunX under the Securities Exchange Act of 1934 (the “Act”), Generally Accepted Accounting Principals ("GAAP"), the U.S. Securities and Exchange Commission ("SEC") accounting rules requiring certain accounting or footnote disclosures, and SEC rules and regulations governing Form 8-K and Form 10-K under the Act, and that subject to the above rules and regulations the material contents of this Agreement as it relates to the disclosure requirements may be announced and filed with the SEC by XsunX without opportunity for Sencera to oppose such filing or reporting.  XsunX does not anticipate the disclosure by it of the contents of the documents listed in Exhibit “A” and will only disclose the contents of the documents listed in Exhibit “A” if required to do so under applicable law, rule, or regulation or by a valid and enforceable order issued by a court or agency, including the SEC, of competent jurisdiction. XsunX will use reasonable commercial efforts to provide advanced written notice to Sencera if XsunX is required by the SEC to disclose the contents of any of the documents listed in Exhibit “A.” While XsunX shall file said documents if so required by the SEC, it will include a request for confidential treatment of said documents with any such filing.

1.5. Mutual General Release. Upon the full payment of the Settlement Amount by Sencera to XsunX as aforementioned, XsunX on the one hand and Sencera on the other hand, on behalf of such Party and the agents, servants, employees, representatives, successors, assigns, officers, directors, members, managers, parents, subsidiaries, and affiliates of such Party, shall, and hereby do, fully release and discharge the other Party, and the agents, servants, employees, representatives, successors, assigns, officers, directors, members, managers, parents, subsidiaries, and affiliates of such other Party, from all rights, claims, liabilities, actions, causes of action, and damages, which the one Party has or may have against the other Party with respect to the matters set forth in or related to the Technology Agreement, Loan Agreement, and Note, whether known or unknown.

1.6. Waiver of Civil Code Section 1542. Each of the Parties hereto knowingly and expressly waive the provisions of California Civil Code Section 1542 pertaining to General Releases. California Civil Code Section 1542 provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

1.7. No Admission of Liability. This Agreement is not an admission of liability by any of the Parties hereto for any purpose. The settlement set forth herein is of a contested matter and by settling, no Party admits any liability in regard to any matter whatsoever.

1.8. Advice of Counsel. This Agreement is freely and voluntarily entered into and executed by the Parties, each of the Parties hereto being duly represented by counsel. Each of the Parties have been advised of and understands the terms and conditions of this Agreement.

1.9. Authority to Execute Agreement. Each Party hereto represents and warrants that any individual executing this Agreement on behalf of a corporate or limited liability company entity has the requisite power and authority to so execute this Agreement on behalf of the corporation or limited liability company and bind any corporate or limited liability company entity purported to be a Party hereto to the obligations and duties set forth herein.

1.10. Warranties of All Parties. Each Party hereto represents and warrants that such Party has not assigned, sold or transferred, nor purported to have assigned, sold or transferred, any rights, claims or actions herein released, including any rights, claims or actions pertaining to the subject matter of this Agreement.

1.11. Non-Solicitation. Each Party acknowledges that all information pertaining to the officers and employees of the other Party (“Employing/Engaging Party”) shall be deemed to constitute confidential information hereunder and under the confidentiality provisions of section 8 of the Technology Agreement. Neither Party (nor their directors, officers, employees, members, managers, parents, subsidiaries, or affiliates) shall, directly or indirectly, solicit, employ, engage or otherwise obtain the services of any of the officers or employees of the other Employing/Engaging Party for a period of two (2) years from the date of this Agreement without the prior written consent of the other Employing/Engaging Party.

ARTICLE 2.

MISCELLANEOUS
2.1 Recitals. The recitals set forth above are incorporated herein by this reference and made a part of this Agreement.

2.2 Expenses. Each of the Parties shall pay all costs and expenses incurred or to be incurred by it in negotiation and preparing this Agreement, and in closing and carrying out the transactions contemplated herein.

2.3. Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

2.4. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

2.5. Severability. Should any provision or portion of this Agreement be held or otherwise become unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such unenforceability or invalidity.

2.6. Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

2.7. Assignment. This Agreement shall be binding on, and shall inure to the benefit of the Parties to it and their respective heirs, legal representatives, successors and assigns.

2.8. Specific Performance. Each Party's obligations under this Agreement are unique. If any Party should default in its obligations under the terms of this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties hereto each expressly waive the defense that a remedy in damages will be adequate.

2.9. Recovery of Litigation Costs. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover as an element of their damages reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which said prevailing Party may be entitled.

IN WITNESS WHEREOF, the Parties to this Settlement Agreement have duly executed it to be effective as of the day first written above.

XsunX:

XsunX, Inc., a Colorado Corporation

Dated:	By: _____________________________________
June 13, 2008	Tom Djokovich, CEO

Sencera:

Sencera, LLC, a North Carolina Limited Liability
Company

Dated:	By: ____________________________________
June 13, 2008	Dr. Rusty Jewett, Manager